After Recording Return to:
                                                         OFFICIAL RECORDS OF
Paul E. Gilbert, Esq.                                 MARICOPA COUNTY RECORDER
BEUS, GILBERT & MORRILL, P.L.L.C.                           HELEN PURCELL
1000 Great American Tower
3200 North Central Avenue                            97-0497273  07/24/97  10:21
Phoenix, AZ 85012
--------------------------------------------------------------------------------


                              DEVELOPMENT AGREEMENT

                                    C97-141

         This Development Agreement ("Agreement") is made as of the 17th day of July, 1997 by and between the City of Tempe, Arizona, an Arizona municipal corporation (which together with any successor public body or officer hereafter designated by or pursuant to law, is hereafter called "City"), and Microchip Technology Inc., a Delaware corporation (which together with its successors and assigns, is hereafter called "Developer").

                                    RECITALS:
                                    ---------

         A. The parties hereto acknowledge that this Agreement is intended to be and constitutes a "Development Agreement" as authorized pursuant to Arizona Revised Statutes, ss. 9-500.05, and that, in accordance therewith, a copy of this Development Agreement shall be recorded with the Maricopa County Recorder no later than ten (10) days after entering into this Agreement to give notice to all persons of its existence and of the parties' intent that the burdens of this Agreement are binding on, and the benefits of this Agreement shall inure to, the City and Developer and their respective successors-in-interest and assigns.

         B. Exhibits A-1 A-2 attached hereto are provided for geographic reference. Exhibit A-1 is an area map which depicts northwest Tempe where the property is situated. Exhibit A-2 is a local area map which depicts the Hohokam Industrial Park in which the property is more specifically situated.

         C. Developer is the owner of approximately 18.09 acres of real property at 1200 South 52nd Street, Tempe, Arizona, which is depicted on Exhibit B-1 attached hereto and more particularly described on Exhibit B-2 attached hereto referred to as the "Property".

         D. In furtherance of the City's goal of continued development of the Property as provided for in the General Plan, Developer intends to expand its silicon wafer manufacturing facility on the Property.

         E. City desires to obtain those public benefits which will accrue from the further development of the Property in accordance with City's General Plan, including, but not limited to creation of jobs, stimulation of economic development in City, and generation of additional tax revenues to City.

         F.  Pursuant  to  Arizona  Revised  Statutes  ss.  9-500.11,   City  is
authorized and empowered to make economic development expenditures of the type expressly provided for in this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein, it is understood and agreed by the parties hereto as follows:

         1. RECITALS. The recitals set forth above are acknowledged by the parties to be true and correct and are incorporated herein by this reference.

         2. ON-SITE IMPROVEMENTS BY DEVELOPER.

                  2.1. The Improvements. Developer shall expand its Tempe Fab II Facility in two phases by adding 35,000 square feet of clean room along with equipment for wafer manufacturing and related support systems (the "Expansion").

                  2.2. Fees and Taxes. Developer shall pay all required fees for plan check, building permit, engineering review, recording, impact/system development, and all local sales taxes applicable to construction of the on-site improvements described in Section 2.1.

                  2.3. Presently Anticipated Timing of Construction. Developer commenced the Expansion in January 1997 anticipates completion of Phase One in August 1997 and completion of Phase Two in February 1998.

                  2.4. Presently Anticipated Cost and Employment. The Expansion will be constructed at a total cost of approximately $137 million and will employ approximately 150 additional workers at an expected average wage of approximately $50,000 per year.

         3. CITY APPROVAL PROCESSES.

                  3.1. Scope of Development. Developer and City shall work together using best efforts throughout the legally required planning process to expeditiously obtain approvals for the Expansion.

                  3.2. Expansion Approval. The approval by City of this Agreement constitutes affirmative representation by City, on which Developer is entitled to rely, that Developer, notwithstanding subsequent changes of the zoning or land use controls applicable to the Property after the date of this Agreement, or after the date of any amendments to this Agreement, or zoning on the Property are approved, (1) shall be authorized to implement the uses, density and intensity, set forth for the Expansion and (2) will be accorded through the legally required planning process the approvals reasonably necessary to permit Developer to proceed with and implement the proposed improvements, including any amendments thereto, subject to City's customary standards for review and approval of site plans and architectural plans, including expedited design review. Developer and City shall work together using best efforts throughout the planning and permitting stages to resolve any City comments regarding the proposed development, provided, however, that if Developer believes at any stage that it has reached an impasse regarding any issue with City's staff, such dispute shall be resolved in accordance with the dispute resolution provisions of Section 3.8.

                  3.3. Diligence in Review and Process. In connection with the proposed development and the issuance of building permits, construction inspections, and the issuance of the Certificates of Occupancy, City agrees to the following processing times: processing times for building plan review shall be in accordance with standards for commercial additions/alterations (fifteen
(15) working days turnaround time for initial review, five (5) working days turnaround time for resubmittals). Turnaround time for design review is two (2) weeks provided complete application materials are supplied two (2) weeks or more prior to a regularly scheduled Design Review Board meeting.

                  3.4. Appointment of Representative. In order to expedite decisions by City, City agrees to designate a single plan check engineer to review all building plans. This will assure consistency of review and efficiency through knowledge of prior submittals. The initial plan check engineer shall be Tom Tahmassian. (Note that the plan check engineer for mechanical electrical, and plumbing permit may be different.) The Developer shall advise the City's representative at the building counter when submitting application that this agreement is in effect and that plans should be given to the designated plan check engineer.

                  3.5. Expeditious Permit Process. City will use its best efforts to expeditiously review permits, plan reviews, inspections.

                  3.6 Certificates of Occupancy. City agrees that promptly upon completion of Expansion and at such time as a building is in substantial compliance with applicable City Code and ordinance, City will provide Developer (or the owner of such building) with a Certificate of Occupancy for the Expansion. If City fails or refuses to provide a Certificate of Occupancy for any portion of the Expansion when requested, City shall, within four (4) business days after written request from Developer, provide Developer a written statement indicating in adequate detail how they failed to satisfy the conditions for issuance of the Certificate of Occupancy and what measures or acts City requires before City will issue the Certificate of Occupancy. City shall not withhold approval without good and substantial reason.

                  3.7 Subdivision Requirements. The parties acknowledge and agree that in connection with the development of the Property in phases or otherwise, as long as the Property remains in the ownership of Developer, Developer will not need to further subdivide the Property, and that no further subdivision approvals are required by City. In the event, however, that Developer does transfer title of a portion of the Property to new entity, City agrees that it will promptly process any and all approvals of all requests for subdivision approval in conjunction with the Property, and further agrees that it will approve any subdivision request reasonably required in connection with the development of the Property, subject to the Property as subdivided complying with applicable zoning and health and safety ordinances.

                  3.8 Resolution of Disputes. City and Developer agree that Developer must be able to proceed rapidly with the proposed development. Accordingly, the parties agree that if at any time Developer believes that an impasse has been reached with City staff on any issue affecting the proposed development or issuance of a certificate of occupancy, Developer shall have the right to immediately appeal to the Deputy City Manager for Development for a decision pursuant to this Section 3.8. If the issue on which an impasse has been reached where a final decision can be reached by City staff, the Deputy City Manager for Development shall give Developer a final decision no later than eight (8) business days after the request for such decision is made. If issue on which an impasse has been reached is one where a final decision requires City Council action, the Deputy City Manager for Development shall be responsible for scheduling a City Council hearing on the issue no later than three (3) weeks after the request. Both parties agree to continue to use reasonable good faith efforts to resolve any impasse pending any such appeal. The Developer acknowledges that City may not be able to comply with this schedule requiring City Council hearings during the months of December and August. City will, however, use its best efforts in complying as completely as possible during these months.

         4. CITY PROVISION OF INCREASED SEWER CAPACITY.

                  4.1. Sewer Capacity. Developer has represented that it will increase its discharge to the City's sanitary sewer system by 380,000 gallons per day (average) for the proposed Expansion. The Public Works Director, pursuant to the authority granted to her by Tempe City Code Section 27-213(E) has determined that the Developer is a Significant Industrial User (hereinafter "SIU") that is significantly increasing its discharge to the City's sanitary sewer system. The Director has determined that the amount of $1,536,000 is necessary to be assessed as an additional sewer development fee to reimburse the City for the cost associated with providing the sewer collection system capacity and waste water treatment plant capacity calculated or estimated for the SIU considering average daily and peak capacity needs and abilities. The City has represented to the Developer that it has the ability to accommodate the proposed discharge to the City's sanitary sewer system. No connection to the City sanitary sewer system necessary to accommodate the additional 380,000 gallons per day (average) will be permitted or allowed until the additional sewer development fee of $1,536,000 is paid. This fee shall be due and payable upon issuance of the Certificate of Occupancy for Phase II but in no event latter than April 1, 1998.

                  4.2. Up-Front Fees. Developer shall pay to City the nonrefundable sum of One Million Five Hundred Thirty Six Thousand and no/100 Dollars ($1,536,000) (the "Up Front Fee") for the additional sewer capacity set forth in Section 4.1.

         5. FOREIGN TRADE ZONE TAXATION.

                  5.1. Foreign Trade Subzone Application. The City shall use its best efforts to cause City of Phoenix to sponsor an application to the Foreign Trade Zones Board of the U.S. Commerce Department ("Board") for issuance of a grant of authority for a special purpose foreign-trade subzone ("Subzone") to be operated by Developer covering the structures comprising the Tempe Fab II Facility (Exhibit C) pursuant to the following procedure:

                           5.1.1. Application. Developer shall prepare a Subzone
                  application ("Application") at its sole cost and expense.

                           5.1.2.  Subzone  Operations  Agreement.   Prior  to
                  requesting activation of the Subzone, the City of Phoenix and Developer shall execute a Foreign Trade Subzone Operations Agreement (the "Operations Agreement") permitting Developer to utilize the Subzone as a foreign-trade subzone, subject to the terms and conditions of the Operations Agreement, for an initial period equal to the maximum period allowed by law, thereafter to be automatically extended from year to year unless terminated by the terms thereof. The Operations Agreement shall acknowledge the provisions of Section 5.1.3. It is specifically understood that in the event Foreign Trade Subzone status is not achieved as provided in Section 5.2, and upon payment of the sewer development fee set forth in paragraphs 4.1 and 4.2 above, Developer shall have an absolute right to unilaterally cancel this Agreement and in such event there shall be no further obligation or liability to City under this Agreement.

                           5.1.3. City Standing. Developer acknowledges that breach of its property tax class limitations set forth in this
                  Article 5 would be detrimental to the public interest and that Tempe would be a party "directly affected" (as that term is used in 15 CFR Part 400). Developer will not object to the City's standing before the Foreign Trade Zones Board or any other administrative body or court, in the event the City seeks to show that Developer's use of the subzone is not in the public interest and, as a consequence thereof, seeks to terminate the grant of the subzone, or otherwise limit or terminate Developer's use of the subzone.

                           5.1.4. City Concurrence. The City will execute a letter of concurrence prior to activation of the Subzone by the U.S. Customs Service upon receipt of a written request therefor from Developer, and shall use all reasonable efforts to assist in achieving the Foreign Trade Subzone status and the Operations Agreement with the City of Phoenix, provided that no Developer Performance Default shall have occurred and be continuing.

                  5.2.  Tax   Classifications.   Arizona  Revised  Statutes  ss.
42-162(A)(8)(b) provides that all real and personal property within the boundaries of a Foreign Trade Zone or subzone shall be classified as Class 8 property for taxation ("Class 8"); provided, however, such classification applies only to the area that is activated for Foreign Trade Zone use by the Port Director of the U.S. Customs Service, pursuant to 19 C.F.R. 146.6, A.R.S. ss. 42-162.01, and the procedures of the Maricopa County Assessor (the "Assessor") require that the owner notify the Assessor that a reclassification of property to Class 8 should be made.

                  5.3. Foreign Trade Zone Costs. Developer shall pay all costs charged by the City of Phoenix for the formation and oversight of the special purpose foreign trade subzone of the Phoenix Foreign Trade Zone No. 75.

         6. CONDITIONS TO DEVELOPER'S OBLIGATIONS. Developer's obligations under this Agreement are subject to satisfaction of all of the following conditions precedent:

                  6.1. Zoning. The City represents and warrants that the Property has been properly classified for I-2 zoning pursuant to the City of Tempe zoning ordinance. City further agrees that this zoning is vested and that no other action is necessary in order to vest the zoning. City further agrees that it will take no action to remove or change the zoning without the prior written consent of the Property owner.

                  6.2. Foreign Trade Zone Status. Developer anticipates that by June 30, 1998, the United States Department of Commerce will have issued a grant of authority for the ("Subzone") to be operated by Developer within the Property pursuant to procedure set forth in Section 5.1. However, City and Developer both understand and agree that Developer has no influence over the speed at which the United States Department of Commerce processes said grant of authority.

                  6.3. Approval of Plans and Specifications. The City shall have given Developer all necessary permits and approvals for the construction of the Expansion.

                  6.4. Property Tax Classification. Developer shall receive written acknowledgment from the Maricopa County Assessor's office that all those portions of the Tempe Fab II Facility and all personal property used therein specified in Section 5.1 have been and will continue to be classified as Class 8 property.

         7. REPRESENTATIONS.

                  7.1. Developer Representations. Developer represents and warrants that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) its execution, delivery and performance of this Agreement is duly authorized, (c) that Developer shall execute all documents and take all action necessary to implement and enforce this Development Agreement, (d) that the representations made by Developer in this Development Agreement are truthful to the best of its knowledge and belief, and (e) Developer shall vigorously defend any action brought to contest the validity of this Development Agreement and shall not seek from the City any payments, contributions, costs or attorneys' fees incurred in such defense.

                  7.2. City Representations. City represents and warrants (a) that its execution, delivery and performance of this Development Agreement has been duly authorized and entered into in compliance with all the ordinances and codes of City, (b) that subject to a court's equitable powers, this Development Agreement is enforceable in accordance with its terms, (c) that City shall execute all documents and take all action necessary to implement and enforce this Development Agreement, (d) that the representations made by City to Developer in this Development Agreement are truthful to the best of its knowledge and belief, and (e) that City shall vigorously defend any action brought to contest the validity of this Development Agreement and shall not seek from Developer, any contributions, payments, costs, or attorneys fees incurred in such defense.

         8. CANCELLATION OF THE EXPANSION.

                  8.1. For Business Reasons. Provided the upfront sewer development fee has been paid, Developer reserves the right in its sole discretion to cancel, delay, or abandon construction of all or any part of the Expansion for reasonable business reasons and shall have an absolute right to unilaterally cancel this agreement for any reasonable business reason.

                  8.2. Due to Impasse or Delay in Approval Process. Developer reserves the right in its sole discretion to cancel, delay, or abandon construction of all or any part of the Expansion if an impasse or unacceptable delay is reached on any matter relating to a City approval under Section 3.8 hereof.

                  8.3. For Loss of Class 8 Property Classification. Developer reserves the right to cancel, delay, or abandon construction of all or any part of the Expansion at any time if any court decision determines Class 8 to be unconstitutional or invalid in any respect, if a legal challenge to Class 8 is filed and not resolved to Developer's satisfaction, or if any legislative action repeals or adversely modifies the Class 8 assessment ratio. In the event of abandonment of construction of all or any part of the expansion and/or the project, developer shall comply with all City laws.

         9. DEFAULTS AND REMEDIES.

                  9.1. Events Constituting Developer Default. Developer shall be deemed to be in default under this Agreement (a "Developer Performance Default") if (a) Developer commits a material breach of any obligation required to be performed by Developer herein, and (b) such breach continues for a period of sixty (60) days after written notice thereof by City, Developer fails to commence the cure of such breach and, thereafter, to diligently pursue the same to completion.

                  9.2. Remedies to City. In the event of a Developer Performance Default, which default is not cured within any applicable cure period, City shall have the right to seek and obtain all legal and equitable remedies otherwise available to it.

                  9.3. Events of Default by City. City shall be deemed to be in default under this Agreement (a "City Performance Default") if (a) City commits a material breach of any obligation required to be performed by City herein, including, without limitation, (i) the failure to issue a Certificate of Occupancy where Developer has complied with its obligations for issuance of such Certificate; or (ii) the failure to provide other approvals as required herein, and such breach continues for a period of sixty (60) days after written notice by Developer, City fails to commence the cure of such breach and, thereafter, to diligently pursue the same to completion.

                  9.4. Remedies of Developer. In the event City is in default herein, Developer shall have all legal and equitable remedies available to it.

         10. DISPUTE RESOLUTION. The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Development Agreement through the process set forth in Section 3.8 and through negotiation. If, however, a matter has not been resolved within the time set forth in Section 3.8, then, upon the written demand of either party, the matter shall be resolved by arbitration in accordance with the then prevailing rules for commercial arbitration of the American Arbitration Association. Notwithstanding such rules, unless both parties otherwise agree: (a) the Arbitrator shall be selected within ten (10) business days after giving notice by one party to the other of the demand for arbitration (the "Notice"); (b) the arbitration shall be held within twenty (20) business days after the Notice; and (c) the arbitrator's decision shall be rendered within ten (10) business days after the arbitration is concluded. The results of the arbitration shall be final, binding, and nonappealable.

         11. UNCONTROLLABLE FORCES. Neither party shall be considered to be in default in the performance of any of its obligations under this Agreement (other than obligations of such party to pay costs and expenses) when a failure of performance shall be due to an uncontrollable force. The term "uncontrollable force" shall be any cause beyond the control of the party affected, including but not restricted to failure of or threat of failure of facilities, flood, earthquake, tornado, storm, fire, lightning, epidemic, war, riot, civil disturbance or disobedience, labor dispute, labor or material shortage, sabotage, restraint by court order or public authority, and action or non-action by or failure to obtain the necessary authorizations or approvals from any governmental agency or authority, which by exercise of due diligence it shall be unable to overcome. Nothing contained herein shall be construed so as to require a party to settle any strike or labor dispute in which it may be involved. Any party rendered unable to fulfill any of its obligations under this agreement by reason of any uncontrollable force shall give prompt written notice of such fact to the other party and shall exercise due diligence to remove such inability with all reasonable dispatch.

         12. MISCELLANEOUS.

                  12.1. Notices. Unless otherwise specifically provided herein, all notices, demands or other communication is given hereunder shall be in writing and shall be deemed to have been duly delivered upon personal delivery or confirmed facsimile transmission, or as of the second business day after mailing by United States mail, postage prepaid, by certified mail, returns receipt requested, addressed as follows:

                  To Developer:       Microchip Technology Inc.
                                      Attn:  Steve Sanghi
                                             Robert J. Lloyd
                                             Mary Simmons-Mothershed
                                      2355 W. Chandler Blvd.
                                      Chandler, Arizona  85226
                                      Facsimile No. (602) 786-7429

                                      Copy to:

                                      Paul E. Gilbert, Esq.
                                      BEUS, GILBERT & MORRILL, P.L.L.C.
                                      3200 North Central Avenue
                                      1000 Great American Tower
                                      Phoenix, AZ  85012-2417
                                      Facsimile No. (602) 234-5983

                  To City:            City Manager
                                      City of Tempe
                                      P. O. Box 5002
                                      31 E. Fifth St., Third Floor
                                      Tempe, Arizona 85280
                                      Facsimile No. (602) 350-8996

                                      Copy to:

                                      City Attorney
                                      City of Tempe
                                      P. O. Box 5003
                                      140 E. Fifth St., Suite 301
                                      Tempe, Arizona 85280
                                      Facsimile No. (602) 350-8645

Notice of address may be changed by either party by giving written notice to the other party as provided herein.

                  12.2. Amendments. This Agreement may be amended only by a written Agreement fully executed by the parties hereto.

                  12.3. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Arizona. This Agreement shall be deemed made and entered into in Maricopa County.

                  12.4. Waiver. No waiver by either party of a breach of any of the terms, covenants or conditions of this Agreement shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained.

                  12.5. Severability. In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the fullest extent permissible by law, provided that the fundamental purposes of this Development Agreement are not defeated by such severability. For the Developer, the fundamental purposes of this Development Agreement include, but are not limited to, obtaining Class 8 property tax treatment as presently in effect, as provided in Section 5.2 and all provisions of Articles 4 and 5 hereof.

                  12.6. Exhibits. All exhibits attached hereto are incorporated herein by reference as though fully set forth herein. The locale and site plans enumerated below represent the geographic area and the property which are the subject to this agreement:

         Exhibit "A-1"         Area Map
         Exhibit "A-2"         Local Area Map
         Exhibit "B-1"         Schematic Diagram of the Property
         Exhibit "B-2"         Legal Description of the Property
         Exhibit "C"           Schematic Diagram Depicting Foreign Trade Subzone
                               Boundary

         Resolution 96.80      Foreign Trade Subzone Resolution in Support of a
                               Foreign Trade Subzone Application by Microchip
                               Technology, Inc.

                  12.7. Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and all prior and contemporaneous agreements, representations, negotiations and understandings of the parties hereto, oral or written, are hereby superseded and merged herein.

                  12.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute one and the same instrument.

                  12.9. Consents and Approvals. City and Developer shall at all times act reasonably and in good faith with respect to any and all matters which require either party to review, consent or approve any act or matter hereunder.

                  12.10. Mutual Benefits. The City and Developer agree that in making the promises contained in this Development Agreement that certain benefits and advantages will accrue to both parties as a result of the performance of this Agreement, and that therefore this Agreement is being entered into in reliance upon the actual benefits afforded each of the parties.

                  12.11. Conflict of Interest. No member, official or employee of the City may have any direct or indirect interest in this Development Agreement, nor participate in any decision relating to the Development Agreement which is prohibited by law. All parties hereto acknowledged that this Agreement is subject to cancellation pursuant to the provisions of Arizona Revised Statute ss. 38-511.

                  12.12. Warranty Against Payment of Consideration for Agreement. Developer warrants that it has not paid or given, and will not pay or give, any third person any money or other consideration for obtaining this Development Agreement, other than normal costs of conducting business and costs of professional services such as architects, consultants, engineers and attorneys.

                  12.13. Enforcement by Either Party. This Agreement shall be enforceable by any party hereto notwithstanding any change hereafter in any applicable General Plan, specific plan, zoning ordinance, subdivision ordinance or building ordinance adopted by City which substantially changes, alters or amends the applicability of said plans or ordinances to the development of the Property, or the Expansion.

                  12.14. Cumulative Remedies. Except as otherwise expressly stated in this Agreement, the rights and remedies of the parties are cumulative, and the exercise by any party of one or more of such rights or remedies will not preclude the exercise by it, at the same time or different times, of any other rights or remedies for the same default or any other default by such defaulting party. The provision of this Section 12.14 are not intended to modify Articles 9 or 10 or any other provisions of this Agreement and are not intended to provide additional remedies not otherwise permitted by law.

                  12.15. Attorneys' Fees. In any arbitration, quasi judicial or administrative proceedings or any other action in any court of competent jurisdiction, brought by either party to enforce any covenant or any of such party's rights or remedies under this Agreement, including any action for declaratory or equitable relief, the prevailing party shall be entitled to reasonable attorneys' fees and all reasonable costs, expenses and disbursements in connection with such action.

                  12.16. Successors. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their successors and assigns.

                  12.17. No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties. No person other than the parties shall have any right of action based upon any provision of this Agreement.

                  12.18. Recordation. Simultaneously with the execution of this Development Agreement, Developer and City will record a copy of this Development Agreement in the records of the Maricopa County Recorder. Any written amendment hereto shall be similarly recorded within ten days after execution by the parties.

         IN WITNESS WHEREOF, City has caused this Agreement to be duly executed in its name and behalf by its Mayor and its seal to be hereunto duly affixed and attested by its City Clerk, and Developer has signed and sealed the same, on or as of the day and year first above written.

                                           CITY OF TEMPE, ARIZONA, an Arizona
                                           municipal corporation
ATTEST:


By: /s/ Karen L. Buikingham                /s/ Neil G. Giuliano
   ----------------------------            -------------------------------------
        Dep. CITY CLERK                    MAYOR

APPROVED AS TO FORM:


/s/ David R. Merkel
-------------------------
TEMPE CITY ATTORNEY


                                           MICROCHIP TECHNOLOGY INC., a
                                           Delaware corporation



                                           By: /s/  Steve Sanghi
                                              ----------------------------------
                                           Its: President & CEO
                                               ---------------------------------


STATE OF ARIZONA            )
                            : ss.
County of Maricopa          )


         The foregoing Development Agreement was acknowledged before me this 11th day of July, 1997, by Neil G. Giuliano, Mayor of the City of Tempe, Arizona, an Arizona municipal corporation, on behalf of the corporation.


My Commission Expires:
                                                  /s/ Kay Savard
         KAY SAVARD                        -------------------------------------
   Notary Public - Arizona                 Notary Public
       Maricopa County
My Comm. Expires May 31, 2001

STATE OF ARIZONA            )
                            :  ss.
County of Maricopa          )


         The foregoing Development Agreement was acknowledged before me this 17 day of July, 1997, by Steve Sanghi, the President & CEO of Microchip Technology Inc., a Delaware corporation, on behalf of the corporation.


My Commission Expires:

       "OFFICIAL SEAL"                     /s/ Dianne Iverson
        Dianne Iverson                     -------------------------------------
    Notary Public - Arizona                Notary Public
        Maricopa County
My Commission Expires:  4/25/98

                                   [AREA MAP]

                                   Exhibit A-1

                                [LOCAL AREA MAP]

                                   Exhibit A-2

                       [SCHEMATIC DIAGRAM OF THE PROPERTY]

                                   Exhibit B-1

                                LEGAL DESCRIPTION

Escrow No. 9311301  44

PARCEL NO. 1:

Lots 57 and 58, HOHOKAM INDUSTRIAL PARK UNIT II, a subdivision recorded in Book 174 of Maps, page 33, records of Maricopa County, Arizona.


PARCEL NO. 2:

The East half of abandoned Hohokam Drive, as abandoned by ordinance recorded in Docket 16127, page 472, records of Maricopa County, Arizona, said Hohokam Drive described as follows:

Beginning at the Northwest corner of Lot 58 of Hohokam Industrial Park Unit II, a subdivision recorded in Book 174 of Maps, page 33, records of Maricopa County, Arizona; thence South 00 degrees 26 minutes 36 seconds East along the West line of said Lot 58, a distance of 344.08 feet to a Southwesterly corner of said Lot 58; thence South 45 degrees 10 minutes 38 seconds East a distance of 21.31 feet to another Southwesterly corner of said Lot 58; thence North 89 degrees 54 minutes 41 seconds West a distance of 90 feet, more or less to a Southeasterly corner of Lot 59 of said Hohokam Industrial Park Unit 2; thence North 44 degrees 49 minutes 21 seconds East a distance of 21.11 feet to another Southeasterly corner of said Lot 59; thence North 00 degrees 26 minutes 36 seconds West along the East line of said Lot 59 a distance of 343.49 feet to the Northeast corner of said Lot 59; thence North 89 degrees 31 minutes 24 seconds East a distance of 60 feet to the Point of Beginning.


PARCEL NO 3:

That portion of the Southeast quarter of the Northwest quarter of Section 20, Township 1 North, Range 4 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, more particularly described as follows:

Beginning at the Southeast corner of said Southeast quarter of the Northwest quarter; thence South 89 degrees 31 minutes 24 seconds West along the South line of said Southeast quarter of the Northwest quarter and along the North lines of Lots 57 and 58, Hohokam Industrial Park Unit II, a subdivision recorded in Book 174 of Maps, page 33, records of Maricopa County, Arizona, a distance of 647.87 feet to the Northwest corner of said Lot 58; thence North 0 degrees 26 minutes 36 seconds West along the Northerly prolongation of the West line of said Lot 58, a distance of 50 feet to a point on the South line of the property described in Deed Grant G. Sandman, et ux, in Book 335 of Deeds, page 351, records of Maricopa County, Arizona; thence North 89 degrees 31 minutes 24 seconds East, along the South line of the property described in Book 335 of Deeds, page 351, a distance of 648.35 feet to a point on the East line of said Southwest quarter of the Northwest quarter;

                          Legal Description Continued

                                  Exhibit B-2

Escrow No. 9311301  44

thence South 0 degrees 05 minutes 19 seconds West along the East line of said Southeast quarter of the Northwest quarter a distance of 50 feet to the Point of Beginning;

Except the East 25 feet thereof.


PARCEL NO. 4:

All that part of the South half of the Southeast quarter of the Northwest quarter of Section 20, Township 1 North, Range 4 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, lying South of the South line of the 100 foot strip of land as conveyed to drainage district no. 2 by right-of-way Deed recorded in Book 172 of Deeds, page 392 and 393, records of Maricopa County, Arizona;

Except the North 100 feet of the East 625 feet thereof, and

Except that portion described as follows:

Beginning at the Southeast corner of said Southwest quarter of the Northwest quarter; thence South 89 degrees 31 minutes 24 seconds West along the South line of said Southeast quarter of the Northwest quarter and along the North lines of Lot 57 and 58, Hohokam Industrial Park Unit II, a subdivision recorded in Book 174 of Maps, page 33, records of Maricopa County, Arizona, a distance of 647.87 feet to the Northwest corner of said Lot 58; thence North 0 degrees 26 minutes 36 seconds West along the Northerly prolongation of the West line of said Lot 58, a distance of 50 feet to a point on the South line of the property described in Deed to Grant G. Sandman, et ux, in Book 335 of Deeds, page 351, records of Maricopa County, Arizona; thence North 89 degrees 31 minutes 24 seconds East along the South line of the property described in Book 335 of Maps, page 351, a distance of 648.35 feet to a point on the East line of said Southeast quarter of the Northwest quarter; thence South 0 degrees 05 minutes 19 seconds West along the East line of said Southeast quarter of the Northwest quarter, a distance of 50 feet to the Point of Beginning;

Except the East 25 feet thereof; and

Except from Parcel Nos. 1, 2, 3 and 4 above;

That portion of Lots 57 and 58, Hohokam Industrial Park Unit 2, a subdivision recorded in Book 174 of Maps, page 33, records of Maricopa County, Arizona, and the South half of the Southeast quarter of the Northwest quarter of Section 20, Township 1 North, Range 4 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona, described as follows:

Beginning at the Northeast corner of said Lot 57; thence South 0 degrees 05 minutes 02 seconds West (recorded South 0 degrees 05 minutes 19 seconds West) along the Easterly line of said Lot 57, 350.06 feet; thence South 45 degrees 05

Escrow No. 9311301  44

minutes 08 seconds West (recorded  South 45 degrees 05 minutes 19 seconds West),
21.21 feet; thence North 89 degrees 54 minutes 46 seconds West, along the Southerly line of Lots 57 and 58; 619.53 feet (recorded North 89 degrees 54 minutes 41 seconds West, 619.50 feet) to the centerline of Hohokam Drive (now abandoned); thence North 0 degrees 26 minutes 55 seconds West (recorded North 0 degrees 26 minutes 36 seconds West) along said center line of Hohokam Drive
284.12 feet; thence South 89 degrees 45 minutes 40 seconds East, 242.13 feet to a point on a curve, the center of which bears South 89 degrees 45 minutes 40 seconds East, 45.00 feet; thence Northeasterly along said curve through a central angle of 90 degrees 00 minutes 00 seconds an arc distance of 70.69 feet; thence South 89 degrees 45 minutes 40 seconds East, 87.00 feet; thence North 0 degrees 02 minutes 00 seconds East, 34.38 feet to a point on the North line of said Lot 57, said line also being the South line of the South half of the Southeast quarter of the Northwest quarter of said Section 20; thence continuing North 0 degrees 02 minutes 00 seconds East, 26.87 feet; thence North 89 degrees 33 minutes 21 seconds East, 262.74 feet to a point on the Westerly right-of-way line of 52 Street; thence South 0 degrees 26 minutes 36 seconds West, along said right-of-way line 26.74 feet to the Point of Beginning.


PARCEL NO. 5:

Easement for access, and rights incident thereto, as created by instrument recorded in Recording No. 88-257072, over:

The East half of abandoned Hohokam Drive, as an abandoned ordinance recorded by Docket 16127, page 472, records of Maricopa County, Arizona, said Hohokam Drive described as follows:

Beginning at the Northwest corner of Lot 58, Hohokam Industrial Park Unit 2, a subdivision recorded in Book 174 of Maps, page 33, records of Maricopa County, Arizona;

Thence South 00 degrees 26 minutes 55 seconds East (recorded South 00 degrees 26 minutes 36 seconds East) along the West line of said Lot 58, a distance of
344.16 feet (recorded 344.08 feet) to a Southwesterly corner of said Lot 58;

Thence South 45 degrees 10 minutes 51 seconds East (recorded South 45 degrees 10 minutes 38 seconds East) a distance of 21.31 feet to another Southwesterly corner of said Lot 58;

Thence North 89 degrees 54 minutes 46 seconds West (recorded North 89 degrees 54 minutes 41 seconds West) a distance of 90.00 feet to a Southeasterly corner of Lot 59 of said Hohokam Industrial Park Unit 2;

Thence North 44 degrees 49 minutes 09 seconds East (recorded North 44 degrees 49 minutes 21 seconds East) a distance of 21.11 feet to another Southeasterly Corner of said Lot 59;

Escrow No. 9311301  44

Thence North 00 degrees 26 minutes 55 seconds West (recorded North 00 degrees 26 minutes 36 seconds West) along the East line of said Lot 59, a distance of
343.56 feet (recorded 343.49 feet) to the Northeast corner of said Lot 59;

Thence North 89 degrees 31 minutes 46 seconds East (recorded North 89 degrees 31 minutes 24 seconds East) a distance of 60.00 feet to the Point of Beginning;

Except the following described property;

Beginning at the Northwest corner of Lot 58 Hohokam Industrial Park Unit 2, a subdivision recorded in Book 174 of Maps, page 33, records of Maricopa County, Arizona;

Thence South 00 degrees 26 minutes 55 seconds East (recorded South 00 degrees 26 minutes 36 seconds East) along the West line of said Lot 58, a distance of 75.12 feet;

Thence North 89 degrees 45 minutes 40 seconds West, 30.00 feet to the centerline of said abandoned Hohokam Drive;

Thence North 00 degrees 26 minutes 55 seconds West (recorded North 00 degrees 26 minutes 36 seconds West) along said centerline 74.75 feet to a point on the North line of the Southwest quarter of Section 20, Township 1 North, Range 4 East of the Gila and Salt River Base and Meridian;

Thence North 89 degrees 31 minutes 46 seconds East (recorded North 89 degrees 31 minutes 24 seconds East) along said line 30.00 feet to the Point of Beginning.


PARCEL NO. 6:

Easement for access, and rights incident thereto, as created by instrument recorded in Recording No. 8-257072, over:

The West half of abandoned Hohokam Drive, as abandoned by ordinance recorded in Docket 16127, page 472, records of Maricopa County, Arizona, said Hohokam Drive described as follows:

Beginning at the Northwest corner of Lot 58, HOHOKAM INDUSTRIAL PARK UNIT 2, a subdivision recorded in Book 174 of Maps, page 33, records of Maricopa County, Arizona;

Thence South 00 degrees 26 minutes 55 seconds East (recorded South 00 degrees 26 minutes 36 seconds East) along the West line of said Lot 58, a distance of
344.16 feet (recorded 344.08 feet) to a Southwesterly corner of said Lot 58;

Thence South 45 degrees 10 minutes 51 seconds East (recorded South 45 degrees 10

Escrow No. 9311301  44

minutes 38 seconds East) a distance of 21.31 feet to another Southwesterly corner of said Lot 58;

Thence North 89 degrees 54 minutes 46 seconds West (recorded North 89 degrees 54 minutes 41 seconds West) a distance of 90.00 feet to a Southeasterly corner of Lot 59 of said HOHOKAM INDUSTRIAL PARK UNIT 2;

Thence North 44 degrees 49 minutes 09 seconds East (recorded North 44 degrees 49 minutes 21 seconds East) a distance of 21.11 feet to another Southeasterly corner of said Lot 59;

Thence North 00 degrees 26 minutes 55 seconds West (recorded North 00 degrees 26 minutes 36 seconds West) along the East line of said Lot 59, a distance of
343.56 feet (recorded 343.49 feet) to the Northeast corner of said Lot 59;

Then North 89 degrees 31 minutes 46 seconds (recorded North 89 degrees 31 minutes 24 seconds East) a distance of 60.00 feet to the Point of Beginning.

          [SCHEMATIC DIAGRAM DEPICTING FOREIGN TRADE SUBZONE BOUNDARY]

                                    Exhibit C

                                  CERTIFICATION

I, Helen R. Fowler, City Clerk for the City of Tempe, Maricopa County, Arizona, do hereby certify the attached to be a true and exact copy of Resolution 96.80 approved at the Council Meeting held on December 19, 1996, of the City of Tempe, Arizona.

Dated this 25th day of June, 1997.


/s/ Helen R. Fowler
-------------------------
Helen R. Fowler, CMC
City Clerk

                              RESOLUTION NO. 96-80.

                    OF THE CITY COUNCIL OF THE CITY OF TEMPE

       A RESOLUTION IN SUPPORT OF A FOREIGN TRADE SUB-ZONE APPLICATION BY
           MICROCHIP TECHNOLOGY, INC. TO THE FEDERAL GOVERNMENT FOR A
                     FOREIGN TRADE ZONE STATUS DESIGNATION.

WHEREAS, Microchip Technology Inc., is an important component of Tempe, Arizona and its continued growth and presence is essential and encouraged; and,

WHEREAS, Microchip Technology is applying to the U.S. Department of Commerce for Foreign Trade Sub-Zone Status for its current manufacturing facility (the building only) located at 1200 S. 52nd Street in Tempe, Arizona; and

WHEREAS,  Microchip is a significant  source of employment in the City of Tempe;
and

WHEREAS, Foreign Trade Sub-Zone status will be an important aspect of Microchip international operations, which enhances the opportunity for local economic activity that will benefit the City of Tempe;

NOW THEREFORE BE IT RESOLVED BY THE CITY COUNCIL OF THE CITY OF TEMPE, as follows:

We hereby support the Foreign Trade Sub-Zone Application by Microchip Technology, Inc. to the Federal Government for Foreign Trade Zone Status Designation, and request that the Microchip application be duly considered and expeditiously approved by the Foreign Trade Zones Board of the Department of Commerce.

PASSED AND ADOPTED BY THE CITY COUNCIL OF THE CITY OF TEMPE, ARIZONA, this 19th day of December, 1996.

                                             /s/ Neil G. Giuliano
                                             -----------------------------------
                                                     MAYOR

ATTEST

/s/ Helen R. Fowler
---------------------------
City Clerk

APPROVED AS TO FORM

/s/ C. Brad Woodford
---------------------------
City Attorney